As filed with the Securities and Exchange Commission on August 30, 2017
Registration No. 333-128315

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	42-6234555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of Principal Executive Offices)	(Zip Code)

2003 Employers Mutual Casualty Company Incentive Stock Option Plan
(Full title of plan)

Todd A. Strother
EMC Insurance Group Inc.
717 Mulberry Street
Des Moines, Iowa 50309
(515) 345-7316
(Name, address and telephone number, including area code of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and "emerging growth company" in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer
☐	Smaller reporting company	☐	Emerging growth company		(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the
Securities Act. ☐

DEREGISTRATION OF SECURITIES

EMC Insurance Group Inc., an Iowa corporation (the "Company"), is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333-128315, filed with the Securities and Exchange Commission on September 14, 2005 (the "2005 Registration Statement") which, pursuant to Instruction "E" of Form S-8, incorporated by reference certain portions of the Company's Registration Statement on Form S-8, Registration No. 333-103722 filed with the Securities and Exchange Commission on March 11, 2003 (the "2003 Registration Statement"). The 2003 Registration Statement registered 500,000 shares of the Company's common stock to be issued in connection with the 2003 Employers Mutual Casualty Company Incentive Stock Option Plan (the "Plan") and the 2005 Registration Statement registered an additional 1,000,000 shares to be issued in connection with the Plan. On June 23, 2015, the Company completed a 3 for 2 stock split, which increased the number of shares remaining in the Plan by 50%.
All outstanding options granted under the Plan have now expired and no further options may be granted due to the expiration of the term of the Plan. Consequently, the Company will no longer be issuing shares in connection with the Plan. In accordance with the undertaking made by the Company in the 2005 Registration Statement to remove from registration, by means of a post-effective amendment, any of the shares which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the 2005 Registration Statement pursuant to Rule 478 under the Securities Act of 1933 to hereby remove from registration 1,453,504 shares that have been registered for issuance pursuant to the 2005 Registration Statement, but which remain unsold as of the date of this Post-Effective Amendment No. 1.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the 2005 Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on August 30, 2017.

EMC INSURANCE GROUP INC.

By:	/s/ Bruce G. Kelley
Name:	Bruce G. Kelley
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the 2005 Registration Statement has been signed by the following persons on August 30, 2017 in the capacities indicated.

/s/ Bruce G. Kelley
President, Chief Executive Officer, and Director
(Principal Executive Officer)

/s/ Mark E. Reese
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Mark E. Reese*
Stephen A. Crane, Director

/s/ Mark E. Reese*
Jonathan R. Fletcher, Director

/s/ Mark E. Reese*
Robert L. Howe, Director

/s/ Mark E. Reese*
Gretchen H. Tegeler, Director

* by power of attorney